Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Corporation Reports Third Quarter Earnings

•Third quarter comparable sales grew 20.7 percent
◦Comparable traffic grew 4.5 percent, and average ticket grew 15.6 percent
◦Store comparable sales increased 9.9 percent
◦Digital comparable sales grew 155 percent, accounting for 10.9 percentage points of Target’s comparable sales growth
◦Same-day services (Order Pick Up, Drive Up and Shipt) grew 217 percent
◦More than 95 percent of Target’s third quarter sales were fulfilled by its stores
•Throughout the third quarter, the Company continued to gain market share across all five of its core merchandising categories. Year to date, the Company has gained more than $6 billion in market share.
•Third quarter GAAP EPS from continuing operations of $2.01 was 46.3 percent higher than last year. Third quarter Adjusted EPS1 of $2.79 was 105.1 percent higher than last year, as strong operating performance offset continued investments in team member pay and benefits and safety measures to protect guests and team members.
•For additional media materials, please visit:
https://corporate.target.com/article/2020/11/q3-2020-earnings

MINNEAPOLIS (November 18, 2020) – Target Corporation (NYSE: TGT) today announced its third quarter 2020 financial results, which reflected continued, robust growth in both sales and profitability. The Company reported third quarter GAAP earnings per share (EPS) from continuing operations of $2.01, up 46.3 percent from $1.37 in 2019. GAAP EPS included a $0.75 loss on debt extinguishment, which was excluded from Adjusted EPS. Third quarter Adjusted EPS of $2.79 grew 105.1 percent compared with $1.36 in 2019. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Third Quarter Earnings — Page 2 of 12
“Our strong results in 2020 reflect the benefits of our multi-year effort to build a durable and flexible model, with a differentiated assortment and a suite of industry-leading fulfillment options—all brought to life through the passion and effort of our team. As a result, we’ve seen a deepening level of engagement and trust from our guests. The result is unprecedented market share gains and historically strong sales growth, both in our stores and our digital channels,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “In preparation for the holiday season, we focused first on the safety of our guests and our team, making changes to eliminate crowds while enhancing our fast-growing, contactless options like in-store pickup, Drive Up and Shipt. In a holiday season that will feel different for our guests, we’re committed to helping them navigate the season safely, as they find new ways to celebrate with family and friends.”

Fiscal 2020 Guidance
During the first quarter, the Company withdrew its guidance given the unusually wide range of potential outcomes, in light of the highly fluid and uncertain outlook for consumer shopping patterns and the impact of COVID-19.

Operating Results
The Company’s total comparable sales grew 20.7 percent in the third quarter, reflecting comparable stores sales growth of 9.9 percent and digital sales growth of 155 percent. Total revenue of $22.6 billion grew 21.3 percent compared with last year, driven by sales growth of 21.3 percent and an 18.1 percent increase in other revenue. Operating income was $1.9 billion in third quarter 2020, up 93.1 percent from $1.0 billion in 2019.
Third quarter operating income margin rate was 8.5 percent in 2020 compared with 5.4 percent in 2019. Third quarter gross margin rate was 30.6 percent, compared with 29.8 percent in 2019, reflecting the benefit of merchandising actions, primarily from exceptionally low markdown rates, partially offset by the impact of higher digital fulfillment and supply chain costs, along with unfavorable category mix. Third quarter SG&A expense rate was 20.5 percent in 2020, compared with 22.3 percent in 2019, reflecting the benefit of leverage from strong sales growth, partially offset by the net impact of other factors, primarily investments in team member pay, benefits, and safety.

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Target Corporation Reports Third Quarter Earnings — Page 3 of 12
Interest Expense and Taxes
The Company’s third quarter 2020 net interest expense was $632 million, compared with $113 million last year. The increase was driven primarily by a $512 million charge related to the early retirement of debt in third quarter 2020.
Third quarter 2020 effective income tax rate was 21.9 percent, in line with 21.7 percent last year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $340 million in the third quarter, compared with $337 million last year, reflecting a 3.0 percent increase in the dividend per share, partially offset by a decline in average share count.
The Company has recently taken a number of actions in light of its strong operating performance and cash position.
•Today, the Company announced it has lifted its share repurchase suspension, which it had announced on March 25, at a time of unusually high uncertainty following the onset of the COVID-19 pandemic. The Company expects to resume share repurchases in 2021, consistent with its long-standing capital deployment policies and within the limits of its strong, middle-A credit ratings. As of the end of the third quarter, the Company had approximately $4.5 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in September 2019.
•In October, the Company executed a debt tender offer, deploying $2.3 billion in cash to retire $1.8 billion of long-term debt.
•In early November, the Company terminated a supplementary 364 day credit facility, which had been secured in April given the uncertainty around COVID-19.
For the trailing twelve months through third quarter 2020, after-tax return on invested capital (ROIC) was 19.9 percent, compared with 15.0 percent for the twelve months through third quarter 2019. The increase to ROIC was driven primarily by increased profitability combined with a decrease in the base of invested capital. The tables in this release provide additional information about the Company’s ROIC calculation.

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Target Corporation Reports Third Quarter Earnings — Page 4 of 12
Webcast Details
Target will webcast its third quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Investors.Target.com (click “investors” then click on “events & presentations”). A replay of the webcast will be provided when available. The replay number is 1-866-454-1406.

Miscellaneous
The statement in this release regarding the Company’s expected resumption of share repurchase activity in 2021 is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. Such statement is subject to risks and uncertainties which could cause the Company’s actions to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Feb. 1, 2020 and Item 1A of the Company’s Form 10-Q for the fiscal quarter ended May 2, 2020. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 1,900 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.
For more on the Target Foundation, click here.
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Target Corporation Reports Third Quarter Earnings — Page 5 of 12
TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	October 31, 2020	November 2, 2019	Change	October 31, 2020	November 2, 2019	Change
Sales	$22,336	$18,414	21.3%	$64,403	$53,997	19.3%
Other revenue	296	251	18.1	819	716	14.3
Total revenue	22,632	18,665	21.3	65,222	54,713	19.2
Cost of sales	15,509	12,935	19.9	45,692	37,808	20.9
Selling, general and administrative expenses	4,647	4,153	11.9	13,167	11,728	12.3
Depreciation and amortization (exclusive of depreciation included in cost of sales)	541	575	(5.8)	1,660	1,717	(3.3)
Operating income	1,935	1,002	93.1	4,703	3,460	35.9
Net interest expense	632	113	457.7	871	359	142.6
Net other (income) / expense	5	(12)	(148.5)	16	(38)	(144.1)
Earnings from continuing operations before income taxes	1,298	901	44.1	3,816	3,139	21.6
Provision for income taxes	284	195	45.7	828	703	17.8
Net earnings from continuing operations	1,014	706	43.6	2,988	2,436	22.6
Discontinued operations, net of tax	—	8		—	11
Net earnings	$1,014	$714	41.9%	$2,988	$2,447	22.1%
Basic earnings per share
Continuing operations	$2.02	$1.38	46.2%	$5.97	$4.75	25.6%
Discontinued operations	—	0.02		—	0.02
Net earnings per share	$2.02	$1.40	44.5%	$5.97	$4.77	25.0%
Diluted earnings per share
Continuing operations	$2.01	$1.37	46.3%	$5.91	$4.71	25.5%
Discontinued operations	—	0.02		—	0.02
Net earnings per share	$2.01	$1.39	44.5%	$5.91	$4.74	24.9%
Weighted average common shares outstanding
Basic	500.6	509.7	(1.8)%	500.6	512.5	(2.3)%
Diluted	505.4	514.8	(1.8)%	505.2	516.8	(2.2)%
Antidilutive shares	—	—		—	—
Dividends declared per share	$0.68	$0.66	3.0%	$2.02	$1.96	3.1%
Note: Per share amounts may not foot due to rounding.

Target Corporation Reports Third Quarter Earnings — Page 6 of 12
TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	October 31, 2020	February 1, 2020	November 2, 2019
Assets
Cash and cash equivalents	$5,996	$2,577	$969
Inventory	12,712	8,992	11,396
Other current assets	1,601	1,333	1,440
Total current assets	20,309	12,902	13,805
Property and equipment
Land	6,063	6,036	6,040
Buildings and improvements	31,398	30,603	30,467
Fixtures and equipment	5,843	6,083	6,032
Computer hardware and software	2,706	2,692	2,636
Construction-in-progress	518	533	298
Accumulated depreciation	(19,755)	(19,664)	(19,089)
Property and equipment, net	26,773	26,283	26,384
Operating lease assets	2,208	2,236	2,151
Other noncurrent assets	1,371	1,358	1,401
Total assets	$50,661	$42,779	$43,741
Liabilities and shareholders’ investment
Accounts payable	$14,203	$9,920	$11,258
Accrued and other current liabilities	5,023	4,406	4,191
Current portion of long-term debt and other borrowings	131	161	1,159
Total current liabilities	19,357	14,487	16,608
Long-term debt and other borrowings	12,490	11,338	10,513
Noncurrent operating lease liabilities	2,196	2,275	2,208
Deferred income taxes	1,171	1,122	1,215
Other noncurrent liabilities	2,128	1,724	1,652
Total noncurrent liabilities	17,985	16,459	15,588
Shareholders’ investment
Common stock	42	42	42
Additional paid-in capital	6,285	6,226	6,006
Retained earnings	7,789	6,433	6,270
Accumulated other comprehensive loss	(797)	(868)	(773)
Total shareholders’ investment	13,319	11,833	11,545
Total liabilities and shareholders’ investment	$50,661	$42,779	$43,741
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 500,754,729, 504,198,962 and 506,677,740 shares issued and outstanding as of October 31, 2020, February 1, 2020, and November 2, 2019, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Third Quarter Earnings — Page 7 of 12
TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	October 31, 2020	November 2, 2019
Operating activities
Net earnings	$2,988	$2,447
Earnings from discontinued operations, net of tax	—	11
Net earnings from continuing operations	2,988	2,436
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	1,848	1,905
Share-based compensation expense	161	116
Deferred income taxes	26	235
Loss on debt extinguishment	512	—
Noncash losses / (gains) and other, net	124	6
Changes in operating accounts:
Inventory	(3,720)	(1,899)
Other assets	(174)	(10)
Accounts payable	4,287	1,473
Accrued and other liabilities	992	(121)
Cash provided by operating activities—continuing operations	7,044	4,141
Cash provided by operating activities—discontinued operations	—	18
Cash provided by operations	7,044	4,159
Investing activities
Expenditures for property and equipment	(2,009)	(2,403)
Proceeds from disposal of property and equipment	27	29
Other investments	(3)	14
Cash required for investing activities	(1,985)	(2,360)
Financing activities
Additions to long-term debt	2,480	994
Reductions of long-term debt	(2,395)	(1,041)
Dividends paid	(1,002)	(995)
Repurchase of stock	(741)	(959)
Accelerated share repurchase pending final settlement	—	(450)
Stock option exercises	18	65
Cash required for financing activities	(1,640)	(2,386)
Net increase in cash and cash equivalents	3,419	(587)
Cash and cash equivalents at beginning of period	2,577	1,556
Cash and cash equivalents at end of period	$5,996	$969

Target Corporation Reports Third Quarter Earnings — Page 8 of 12
TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Nine Months Ended
(unaudited)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Gross margin rate	30.6%	29.8%	29.1%	30.0%
SG&A expense rate	20.5	22.3	20.2	21.4
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.4	3.1	2.5	3.1
Operating income margin rate	8.5	5.4	7.2	6.3
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $164 million and $488 million of profit-sharing income under our credit card program agreement for the three and nine months ended October 31, 2020, respectively, and $177 million and $505 million for the three and nine months ended November 2, 2019, respectively.

Comparable Sales	Three Months Ended		Nine Months Ended
(unaudited)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Comparable sales change	20.7%	4.5%	18.7%	4.2%
Drivers of change in comparable sales
Number of transactions	4.5	3.1	2.6	3.3
Average transaction amount	15.6	1.4	15.7	0.9

Contribution to Comparable Sales Change	Three Months Ended		Nine Months Ended
(unaudited)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Stores originated channel comparable sales change	9.9%	2.8%	7.3%	2.3%
Contribution from digitally originated sales	10.9	1.7	11.4	1.9
Total comparable sales change	20.7%	4.5%	18.7%	4.2%
Note: Amounts may not foot due to rounding.

Sales by Channel	Three Months Ended		Nine Months Ended
(unaudited)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Stores originated	84.3%	92.5%	83.9%	92.7%
Digitally originated	15.7	7.5	16.1	7.3
Total	100%	100%	100%	100%

RedCard Penetration	Three Months Ended		Nine Months Ended
(unaudited)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Target Debit Card	12.2%	12.5%	12.2%	12.7%
Target Credit Cards	9.3	10.7	9.2	10.6
Total RedCard Penetration	21.5%	23.1%	21.4%	23.3%
Note: Amounts may not foot due to rounding.

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Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	October 31, 2020	February 1, 2020	November 2, 2019	October 31, 2020	February 1, 2020	November 2, 2019
170,000 or more sq. ft.	273	272	272	48,798	48,619	48,619
50,000 to 169,999 sq. ft.	1,509	1,505	1,504	189,508	189,227	189,164
49,999 or less sq. ft.	115	91	86	3,342	2,670	2,475
Total	1,897	1,868	1,862	241,648	240,516	240,258
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Third Quarter Earnings — Page 10 of 12
TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	October 31, 2020			November 2, 2019
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$2.01			$1.37	46.3%
Adjustments
Loss on debt extinguishment	$512	$379	$0.75	$—	$—	$—
Loss on investment (a)	8	9	0.02	—	—	—
Other (b)	8	6	0.01	(9)	(6)	(0.01)
Adjusted diluted earnings per share from continuing operations			$2.79			$1.36	105.1%

Reconciliation of Non-GAAP Adjusted EPS	Nine Months Ended
	October 31, 2020			November 2, 2019
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$5.91			$4.71	25.5%
Adjustments
Loss on debt extinguishment	$512	$379	$0.75	$—	$—	$—
Loss on investment (a)	19	18	0.03	—	—	—
Other (b)	33	24	0.05	(9)	(6)	(0.01)
Adjusted diluted earnings per share from continuing operations			$6.75			$4.70	43.5%
Note: Amounts may not foot due to rounding.
(a)Includes an unrealized loss on our investment in Casper Sleep Inc., which is not core to our continuing operations.
(b)For 2020, includes store damage and inventory losses related to civil unrest. For 2019, represents an insurance recovery related to the 2013 data breach.

Target Corporation Reports Third Quarter Earnings — Page 11 of 12
Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings from continuing operations before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Nine Months Ended
(dollars in millions) (unaudited)	October 31, 2020	November 2, 2019	Change	October 31, 2020	November 2, 2019	Change
Net earnings from continuing operations	$1,014	$706	43.6%	$2,988	$2,436	22.6%
+ Provision for income taxes	284	195	45.7	828	703	17.8
+ Net interest expense	632	113	457.7	871	359	142.6
EBIT	$1,930	$1,014	90.2%	$4,687	$3,498	34.0%
+ Total depreciation and amortization (a)	603	637	(5.1)	1,848	1,905	(2.9)
EBITDA	$2,533	$1,651	53.5%	$6,535	$5,403	21.0%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Third Quarter Earnings — Page 12 of 12
We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	October 31, 2020	November 2, 2019
Operating income	$5,901	$4,577
+ Net other income / (expense)	(46)	45
EBIT	5,855	4,622
+ Operating lease interest (a)	87	86
- Income taxes (b)	1,277	1,043
Net operating profit after taxes	$4,665	$3,665

Denominator	October 31, 2020	November 2, 2019	November 3, 2018
Current portion of long-term debt and other borrowings	$131	$1,159	$1,535
+ Noncurrent portion of long-term debt	12,490	10,513	10,104
+ Shareholders' investment	13,319	11,545	11,080
+ Operating lease liabilities (c)	2,400	2,390	2,208
- Cash and cash equivalents	5,996	969	825
Invested capital	$22,344	$24,638	$24,102
Average invested capital (d)	$23,491	$24,369

After-tax return on invested capital	19.9%	15.0%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates for continuing operations, which were 21.5 percent and 22.1 percent for the trailing twelve months ended October 31, 2020, and November 2, 2019, respectively. For the twelve months ended October 31, 2020, and November 2, 2019, includes tax effect of $1.3 billion and $1.0 billion, respectively, related to EBIT and $19 million and $19 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.